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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......  0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


    (Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Larsen      Dennis         E.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Spacelabs Medical, Inc. (SLMD)      (Month/Day/Year)
     (Last)     (First)     (Middle)                                     ----------------------------------     December 7, 1998
    14315 NE 61st Street                   ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Redmond         WA         98052          Person (Voluntary)               Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------   X    Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                   Vice President            -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security        2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                  Beneficially Owned              Direct (D) or              Beneficial
                                (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                (Instr. 5)
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    Common Stock                     1,181                            I                    Shares held in Company's 401(K) Plan
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    Common Stock                     2,000(1)                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
                                                                                                                              (Over)
                                                                                                                              (8/96)

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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date        Expira-                     Amount or                  (D) or
                                 Exercis-    tion           Title        Number                     Indirect (I)
                                 able        Date                        of Shares                  (Instr. 5)

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Stock Option                     At Present  7/23/2002   Common Stock    20,000       $22.13           D
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Stock Option                     At Present  3/25/2003   Common Stock    10,000       $18.00           D
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Stock Option                     At Present  2/03/2004   Common Stock    10,000       $25.50           D
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Stock Option                     At Present  3/17/2005   Common Stock     3,264       $22.9375         D
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Stock Option                     At Present  2/17/2006   Common Stock     4,230       $22.9375         D
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Explanation of Responses:
(1) Granted pursuant to Spacelabs Medical, Inc's 1992 Option, Stock Appreciation
    Right, Restricted Stock, Stock Grant, and Performance Unit Plan which is exempt under Rule 16b-3.
                                                                              By: Eugene V. DeFelice                January 7, 2000
                                                                                  --------------------------------  ----------------
                                                                                **Signature of Reporting Person          Date
                                                                                  Attorney-in-Fact for Dennis E. Larsen
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form                            Page 2 of 2
are not required to respond unless the form displays a currently valid OMB Number.                                  SEC 1473  (7/96)
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